Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

Google AdWords Reseller Agreement

This Google AdWords Reseller Agreement, including its exhibits (“Agreement”) is entered into on the Effective Date by and between Google Ireland Limited of Gordon House, Barrow Street, Dublin 4, Ireland (“Google”), and the entity described in Exhibit A (“Reseller”) (each a “Party”, and together the “Parties”).

INTRODUCTION

WHEREAS:

(A)	Google wishes to make AdWords available to increasing numbers of small and medium enterprises.

(B)	Reseller wishes to resell AdWords and to derive from this both a financial benefit and an intangible benefit from association with the Google brand.

(C)	Google is willing to accommodate the foregoing in accordance with the terms of this Agreement.

The Parties have therefore agreed to the following terms and conditions:

1.	Definitions

1.1	The following capitalised terms shall have the meanings set out below:

“Active” an AdWords account is “Active” if during a defined period of time campaigns within it have generated clicks or impressions or the Advertiser has logged into the account.

“Ad” means an advert which refers to an Advertiser and which is served by Google through the AdWords Program.

“Advertiser” means a third party advertiser that has its registered office and/or principal place of business located in the Territories.

“AdWords API” means the AdWords application programming interface which allows users to programmatically access the AdWords system directly.

“AdWords Inventory” means any advertising inventory made generally and commercially available to advertisers by Google through the AdWords Program. For purposes of clarification, AdWords Inventory does not include Google TV Ads; provided, however, that the exclusion of Google TV Ads inventory from this Agreement is not intended to limit any Google TV Ads inventory options available to Reseller without a performance bonus under the AdWords Ts and Cs.

“AdWords Program” means the advertising program currently offered by Google under the name “AdWords” or any successor advertising program offered by Google.

“AdWords Qualification” means the following exams associated with the Google Certified Partner (“GCP”) program: Google Advertising Fundamentals Exam and Search Advertising Advanced Exam (or such other exam as Google may provide in replacement of the foregoing from time to time). In this Agreement “AdWords Qualified” shall be interpreted accordingly.

“AdWords Tools” means (i) the AdWords API and (ii) consolidated billing and reporting tools provided by Google.

“AdWords Ts and Cs” has the meaning set out in clause 4.1.

“Authorised Google AdWords Reseller Logo” means the colour logo set out in Exhibit B or such other replacement logo and/or local country variant as may be notified by Google to Reseller during the Term.

“Beta Features” means any features that are identified by Google as “Beta” or unsupported in Google’s technical documentation from time to time.

“Brand Features” means the trade names, trade marks, logos and other distinctive brand features of each Party.

“Business Day” means a day other than a Saturday, Sunday, or a day that is generally recognised as a public holiday in the referenced country or countries.

“Business Hours” means 9am to 5pm.

“Channel Partner” means an entity whose sales force sells AdWords Inventory and/or activates Google AdWords accounts using Reseller’s platform.

“Clicks” means actions associated with an Ad for which a charge is levied through the AdWords Program.

“Confidential Information” means information disclosed by (or on behalf of) one party to the other party under this Agreement that is marked as confidential or, from its nature, content or the circumstances in which it is disclosed, might reasonably be supposed to be confidential. It does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient or that was lawfully given to the recipient by a third party;

Confidential material redacted and filed separately with the Securities and Exchange Commission.

“Control” for the purposes of clause 13.5 means the possession by any person(s), entity or nominee(s) directly or indirectly of the power to direct or cause the direction of another person or entity and “change of Control” is to be construed accordingly.

“Customer ID Number” or “CID” means the unique number assigned to the AdWords account of each Qualified Advertiser by the AdWords platform.

“Designated Sub-MCC” means the account within the MCC, which has been flagged by Google as the sub-account (known as a “sub-MCC”) with which the AdWords account of a Qualified Advertiser must be associated in order for the spend associated with that Qualified Advertiser’s account to count as Eligible AdWords Spend (as defined in Exhibit C).

“Effective Date” means 1 May 2011.

“Google Network” means (a) any website, application, property and/or any other media owned, operated or provided by Google on which Google places ads, and (b) any website, application, content, property or any other media owned, operated, or provided by a third party upon which Google places ads pursuant to a contractual agreement with that third party.

“Group Company” means in relation to each of the Parties:

(a)	any parent company of that Party; and/or

(b)	any corporate body of which that Party directly or indirectly has control; and/or

(c)	any corporate body directly or indirectly controlled by the same person or group of persons as that Party.

“Keywords” means words chosen by an Advertiser through the AdWords Program for a given set of one or more Ads which are used to target those Ads to potential customers.

“Launch Date” means, in respect of each Territory, the earlier of (i) the date the Retail Product is commercially available to Advertisers in that Territory (as confirmed by the parties by e-mail exchange), and (ii) the applicable date for that Territory agreed between the Parties in writing.

“MCC” means Reseller’s primary account within the Google tool known at the Effective Date as “My Client Centre” which is a tool provided online by Google enabling Reseller to manage multiple AdWords Program accounts for Advertisers.

“Performance Bonus” has the meaning ascribed to it in Exhibit C.

“Performance Period” means any of the following time periods:

(a)	Performance Period 1 is the Quarter during which the Launch Date falls;

(b)	Performance Periods 2, 3, 4 and onwards are the Quarters following Performance Period 1.

“Platform Vendor” has the meaning ascribed to it in clause 5.3.

“Qualified Advertiser” means an Advertiser who:

(a)	is referred to, and activated in, the AdWords Program by Reseller (or, subject to clause 3.3, a Subcontractor) in accordance with this Agreement; and

(b)	is acquired by Reseller (or, subject to clause 3.3, a Subcontractor) in accordance with this Agreement; and

(c)	does not, as determined in clause 3.2, have a Google AdWords account at the time Reseller or Subcontractor attempts to activate such Advertiser in the AdWords Program; and

(d)	is not a Reseller Group Company at any time; and

(e)	does not have direct access to its AdWords account.

“Quarter” means each period of three months during the Term ending on 31 March, 30 June, 30 September and 31 December (with the first Quarter, which may be less than three months, commencing on the Launch Date) and “Quarterly” is to be construed accordingly.

“Retail Price” means the price charged to the Qualified Advertiser for a Retail Product, net of applicable taxes. For the purposes of performing the [*****] calculation pursuant to Exhibit C, the definition of Retail Price will be deemed to include any Set-up Fees.

“Retail Product” means any product incorporating AdWords Inventory that Reseller offers to sell and sells to Advertisers during the Term.

“Retail Product Agreement” means the contract between Reseller and Qualified Advertiser that governs the sale or renewal of a Retail Product.

“Sales Collateral” means marketing and promotional materials designed to promote Reseller’s services and offerings as an Authorised Google AdWords Reseller.

“Set-Up Fee” has the meaning given to that term in Exhibit D.

“Standard Account Information” means all such information as Google usually makes available to a direct advertiser about that advertiser’s AdWords account and campaigns including without limitation: (i)

Confidential material redacted and filed separately with the Securities and Exchange Commission.

the number of impressions of the advertiser’s ads delivered across the Google Network; (ii) the number of clicks delivered across the Google Network for the advertiser’s ads; and (iii) the cost of clicks delivered across the Google Network for the advertiser’s ads.

“Subcontractor” means an entity to which Reseller sub-contracts any of Reseller’s obligations under this Agreement, as permitted under clause 5, including, without limitation Channel Partners.

“Term” has the meaning set out in clause 13.1.

“Territory” and “Territories” have the meaning set out in Part B of Exhibit A.

“URL” means uniform resource locator (web address).

“User Data” means all data and information provided by Reseller, on behalf of Qualified Advertisers via the AdWords Program, including all registration data, names, email addresses, other addresses, contact information, and other identifying information.

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.3	References to “including” shall mean “including but not limited to”.

1.4	References in this Agreement to clause numbers are references to clauses in the front end of this Agreement (excluding the Exhibits), whilst references to “sections” indicate sections of text in an Exhibit.

1.5	Should the title of the Authorised Google AdWords Reseller program change during the Term, references to “Authorised Google AdWords Reseller” in this Agreement shall be read as references to such other then current official designation as Google has notified to Reseller in writing.

2.	Appointment

2.1	Google appoints Reseller as a non-exclusive, authorised reseller of AdWords Inventory to Advertisers. In making reference to its status as an authorised reseller of AdWords Inventory, Reseller shall only refer to itself as an “Authorised Google AdWords Reseller” and such resale may only take place in accordance with the terms and conditions of this Agreement.

2.2	Subject to compliance with sub-clause 5.1 below (Subcontractors), where Reseller appoints one or more of its Group Companies as a Subcontractor, each such Reseller Group Company shall be permitted to refer to itself as an authorised reseller of AdWords Inventory. In making reference to its status as an authorised reseller of AdWords Inventory, each such Reseller Group Company shall only refer to itself as an “Authorised Google AdWords Reseller” and such resale may only take place in accordance with the terms and conditions of this Agreement and the relevant subcontract between Reseller and such Reseller Group Company.

2.3	Google agrees to offer for sale to Reseller (in accordance with the AdWords Ts and Cs), such AdWords Inventory as it has available for sale through the AdWords Program, for resale by Reseller to Qualified Advertisers as set out in this Agreement.

2.4	Except as expressly stated otherwise, nothing in this Agreement shall create an agency, partnership or joint venture of any kind between the Parties.

2.5	In its capacity as an authorised reseller of AdWords Inventory for Google, Reseller shall:

(a)	accept and comply with the AdWords Ts and Cs when managing the accounts of each Qualified Advertiser which Reseller enrolls in the AdWords Program; and

(b)	ensure that the Retail Products which it sells to Qualified Advertisers have the product characteristics set out in Exhibit D, or such other product characteristics as may be agreed between the Parties in accordance with Exhibit D; and

(c)	comply with the requirements set out in Exhibit D; and

(d)	manage, and be responsible for all account activation and campaign management activities (including account and campaign activation, creation, and management (including use of geo-targeting options), bid management, management of Keywords, management of creatives for Ads, report management, customer service, technical support, billing and collection), for Qualified Advertisers; and

(e)	perform its obligations under this Agreement:

(i)	with reasonable care and skill; and

(ii)	by using appropriately skilled and qualified staff; and

(iii)	in a professional and workmanlike manner.

2.6	In its capacity as an authorised reseller of AdWords Inventory for Google, Reseller may not:

(a)	use Google Brand Features outside the Territories; or

(b)	knowingly (reasonable enquiries having been made) approach Advertisers to resell or resell AdWords Inventory to Advertisers whose AdWords account has been Active in the 90 day period before Reseller attempts to enrol such Advertiser in the AdWords Program; or

Confidential material redacted and filed separately with the Securities and Exchange Commission.

(c)	actively solicit sales of AdWords Inventory to businesses whose registered address and/or principal place of business is outside the Territories; or

(d)	knowingly (reasonable enquiries having been made) associate with the Designated Sub-MCC the AdWords account of anyone other than Qualified Advertisers; or

(e)	manage different Qualified Advertisers using the same AdWords account (for example, by setting up different advertising campaigns for various Qualified Advertisers in the same AdWords account), unless Reseller is permitted to do so pursuant to an express exception set out in Google’s then-current policy which is available at https://adwords.google.com/support/bin/static.py?page=guidelines.cs (or such other URL as Google may specify from time to time).

2.7	For the purposes of interpreting:

(a)	clause 2.6 (b) and (e), in the event that Reseller invites Advertisers to sign up to or purchase a Retail Product via a web page or pages, Reseller will be considered to have made “reasonable enquiries” if it causes the following text to appear (in the same language as the rest of the web page on which the text appears) above the fold on all such web pages:

“The service is not available to customers who have a Google AdWords account which has been active during the last 90 days”.

(b)	clause 2.6 (c), to “actively solicit sales” includes advertising AdWords Inventory on a Reseller web property which is behind a log-in page, and thus viewable only by the Advertiser who has logged in. Advertising AdWords Inventory on Reseller’s home page does not constitute active solicitation of sales. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that Reseller may resell AdWords Inventory in accordance with this Agreement to any third party if such third party approaches Reseller without being solicited (“passive sales”).

3.	Performance incentives, billing and payment

3.1	Google shall provide incentives to Reseller for enrolling Qualified Advertisers in the AdWords Program, in accordance with Exhibit C.

3.2	For the purposes of interpreting the definition of “Qualified Advertiser”, an Advertiser will be deemed not to have an AdWords account at the time Reseller attempts to activate such Advertiser in the AdWords program if:

(a)	Advertiser has a Google AdWords account pursuant to a direct contractual relationship with Google, but such account has not been Active in the 90 day period before Reseller attempts to activate such Advertiser in the AdWords Program; or

(b)	Advertiser has a Google AdWords account pursuant to a contractual relationship between Advertiser and a third party (other than an Authorised Google AdWords Reseller), but such account has not been Active in the 90 day period before Reseller attempts to activate such Advertiser in the AdWords Program; or

(c)	Advertiser has a Google AdWords account pursuant to a contractual relationship between Advertiser and an Authorised Google AdWords Reseller.

3.3	Google will include Ad Spend from Qualified Advertisers who are activated by Subcontractors in Reseller’s Performance Bonus calculations set in Exhibit C, provided that such Subcontractors are in full compliance with the terms and conditions of their agreements with Reseller (which agreements must comply with the requirements set out in clause 5.1 below).

3.4	Reseller shall pay Google (or such Google Group Company as may be nominated by Google from time to time), for all AdWords Inventory purchased by Reseller pursuant to the AdWords Ts and Cs (as defined in clause 4.1) monthly in arrears based on the actual amount spent by Reseller on AdWords Inventory under this Agreement, as determined in the invoice prepared by Google on a monthly basis. Reseller shall pay such invoices in accordance with the terms set out in the AdWords Ts and Cs (including any front page referenced in them). Google shall not charge Reseller account creation fees in relation to AdWords accounts set up pursuant to this Agreement.

4.	AdWords Program sign up process and User Data

4.1	AdWords Ts and Cs. Reseller acknowledges and agrees that its use (whether on behalf of itself or any Qualified Advertiser) of the AdWords Program will be governed by the policies, terms and conditions applicable to the AdWords Program (as such policies, terms and conditions may change from time to time) set out at https://adwords.google.com/select/tsandcsfinder (the “AdWords Ts and Cs”). In fulfilling its obligations under this Agreement, Reseller agrees to abide by the AdWords Ts and Cs. In the event that a Qualified Advertiser carries out an act or omission which causes Reseller to be in breach of the AdWords Ts and Cs, Google may chose to terminate or suspend the AdWords account relating to that Qualified Advertiser in accordance with the AdWords Ts and Cs (but shall not be entitled, for the avoidance of doubt, on account of such an act or omission to terminate this Agreement).

Confidential material redacted and filed separately with the Securities and Exchange Commission.

4.2	Reseller shall be responsible for uploading all Advertiser information that is required by Google for participation in the AdWords Program. Reseller shall not be required to upload information identifying its Advertisers other than the following for each Qualified Advertiser: an accurate and valid corporate name, business address, and URL(s).

4.3	Disqualification of accounts. Google, in its sole discretion, may from time to time by notice in writing inform Reseller that a particular Advertiser is a disqualified advertiser (“Disqualified Advertiser”). Without prejudice to the foregoing, should Reseller object to the classification of a particular Advertiser as a Disqualified Advertiser within seven (7) days of such notification, Google shall consult with Reseller in order to explain its decision and discuss Reseller’s concerns, however, Google’s decision shall be final.

4.4	Google shall not prevent Reseller from selling AdWords Inventory to an Advertiser because the Advertiser is disqualified under clause 4.3, however within fourteen (14) days of Google having given notice of disqualification under clause 4.3, Reseller must disassociate the AdWords account of the Disqualified Advertiser from the Designated Sub-MCC. From the earlier of the expiry of such 14 day period, or the moment that the account is disassociated from the Designated Sub-MCC:

(a)	such Advertiser may not be considered a Qualified Advertiser; and

(b)	Reseller’s resale of AdWords Inventory to such Advertiser shall not be governed by the terms and conditions of this Agreement. For example, Reseller may not represent to the Disqualified Advertiser that it is acting, in its interactions with the Disqualified Advertiser, as an Authorised Google AdWords Reseller.

4.5	User Data. Both Parties shall maintain and use all User Data in accordance with local law and regulation applicable to such data, and shall abide by their respective privacy policies in respect of such data.

5.	Subcontracting, assignment and Channel Partners

5.1	Subcontractors. Reseller may sub-contract some but not all of its sales, marketing and technology fulfilment obligations under this Agreement to any third party company or individual, including, without limitation, Channel Partners and Reseller Group Companies (each a “Subcontractor”), provided that:

(a)	Subject to clause 5.8 below, Reseller enters into a separate written agreement with each Subcontractor which:

(i)	subject to the remainder of this clause 5.1, is consistent with and at least as restrictive as this Agreement (including, without limitation, those provisions relating to compliance with laws, compliance with the AdWords Ts and Cs, transparency to Advertisers (as set forth in Exhibit D), record keeping and audit, and [*****]);

(ii)	provides Google with the express right to enforce the terms of such written agreement directly against Subcontractor as a third party beneficiary (such right shall be without prejudice to any other right or remedy Google may have against Reseller or Subcontractor);

(iii)	provides Google (or its Auditors, as that term is defined below) with direct rights of audit over such Subcontractor to verify Subcontractor’s compliance with such agreement; and

(b)	Reseller procures that no Subcontractor refers to itself as an “Authorised Google AdWords Reseller”, but rather at all times refers to itself as acting for, or on behalf of the Reseller. If a Subcontractor uses any Reseller Brand Features which make reference to the Reseller’s status as an Authorised Google AdWords Reseller, Reseller shall procure that such Subcontractor does not use the same in conjunction with Subcontractor’s Brand Features;

(c)	Reseller procures that Subcontractors comply with the requirements stipulated in section 3 of Exhibit D regarding disclosure of management fees and that Subcontractors include the total Retail Price including any Set-up Fee on the Reseller’s platform;

(d)	Reseller procures that Subcontractor ensures that personnel responsible for the activities set out in clauses 2.5 (c) and 8.5 have undergone the training set out in clause 6.2; and

(e)	Reseller ensures that any Subcontractor which is a third party self-employed individual, is exclusively contracted by Reseller and does not provide services similar to the services permitted by this Agreement to a third party; and

(f)	Reseller ceases to engage any Subcontractor if so required by Google under clause 5.2; and

(g)	Reseller communicates to Google the list of Subcontractors when asked.

5.2	Google, in its sole discretion, reserves the right to require, by notice in writing, that Reseller ceases to subcontract its rights and obligations to any Subcontractor appointed under clause 5.1.

5.3	On a Quarterly basis, Reseller will provide to Google a list of top Channel Partners and Google may work directly with such Channel Partners upon 6 months prior notice to Reseller. In the event that Google decides to work directly with a Channel Partner, parties will work together to modify the applicable Minimum Qualified Advertiser Threshold accordingly.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

5.4	Reseller may purchase or license from a third party account management and/or operational tools for integration with the AdWords API (“Platform Vendor”) provided that Reseller:

(a)	enters into a separate written agreement with each such Platform Vendor which, subject to the remainder of this clause 5.4, is consistent with and at least as restrictive as this Agreement; and

(b)	informs Google (by e-mail) of the name of any Platform Vendor appointed by Reseller pursuant to this clause 5.4; and

(c)	appoints no more than one Platform Vendor at any one time; and

(d)	procures that no Platform Vendor refers to itself as an “Authorised Google AdWords Reseller”, or uses the Google Brand Features under this Agreement.

5.5	To the extent that any act or omission by any Subcontractor or any Platform Vendor appointed pursuant to clause 5 would constitute a breach of this Agreement if committed by Reseller, Reseller shall be liable to Google for such act or omission as if the act or omission had been committed by Reseller. Reseller shall indemnify and defend Google, its agents, associated companies, directors, officer and employees, for any claims, losses, damages, liabilities, fees, costs, legal fees (on an indemnity basis) and/or expenses incurred by Google as a result of or in relation to any acts and/or omissions of any Subcontractor or of any Platform Vendor.

5.6	Subject to clauses 5.1 to 5.5 and clause 5.8 Reseller shall not assign or otherwise transfer its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of Google.

5.7	Google may subcontract, assign or transfer any of its obligations or rights under this Agreement, in whole or in part, at its sole discretion to a Google Group Company or, in the case of training, to a third party training provider.

5.8	Notwithstanding clause 5.1(a) above, the Parties agree that:

(a)	Subject to sub-clause 5.8(b) below, Reseller shall be permitted to appoint the following Reseller Group Companies as Subcontractors in respect of the following Territories and Reseller shall not be required to enter into written agreements with such Reseller Group Companies under clause 5.1(a):

Reseller Group Company	Territory
ReachLocal UK Ltd	United Kingdom
ReachLocal Australia Pty Ltd	Australia and New Zealand
ReachLocal GmbH	ReachLocal GmbH

(b)	Without prejudice to the generality of clause 5, Reseller shall procure that the Reseller Group Companies referred to in sub-clause 5.8(a) above: (i) comply with the terms of this Agreement (including, without limitation, those provisions relating to compliance with laws, compliance with the AdWords Ts and Cs, transparency to Advertisers (as set forth in Exhibit D), record keeping and audit, and [*****]) as if they were the Reseller under this Agreement; and (ii) provide Google (or its Auditors) with such access and assistance as Google or its Auditors reasonably require in order to audit such Reseller Group Companies’ compliance with the terms of this Agreement.

6.	Training

6.1	Training from Google. Google agrees to train Reseller on the AdWords Program. The sufficiency, timing, format, scope, content and location of such training shall be determined by Google at its sole discretion after consultation with Reseller. Training will include elements that teach participants (a) how to resell Google AdWords, and (b) how to create and manage AdWords accounts. Each Party shall pay its own expenses related to the training.

6.2	AdWords Qualifications. Subject to clause 6.3, Reseller shall ensure that its AdWords account managers and product managers (“Relevant Personnel”), which at no point during the Term must number less than two, have AdWords Qualifications throughout the Term. Google shall provide training to such AdWords Qualified Relevant Personnel in accordance with its standard training program as made available to other third parties.

6.3

Reseller shall ensure that (a) Relevant Personnel become AdWords Qualified before the later of (i) the Launch Date, or (ii) the 90th day after the Effective Date, and (b) if during the Term relevant personnel who are AdWords Qualified pursuant to clause 6.2 leave the employment of Reseller, Reseller shall ensure that replacement personnel become AdWords Qualified within 90 days of the AdWords Qualified person leaving.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

6.4	If Reseller appoints Subcontractor(s) to manage AdWords accounts for Qualified Advertisers, the provisions of clauses 6.2 and 6.3 above shall apply equally in respect of each such Subcontractor and Reseller shall procure each such Subcontractor’s compliance with the same.

6.5	In addition, Reseller shall ensure that its sales representatives and those of any appointed Subcontractors of Reseller (and any appointed Subcontractors) will have passed the “Authorised AdWords Reseller Program: Sales Representative Exam” or such other exam notified to Reseller by Google from time to time during the Term.

7.	AdWords Tools

7.1	Subject to clause 7.2, Google will allow Reseller to use the AdWords Tools in order to create and manage AdWords accounts for Qualified Advertisers.

7.2	Reseller agrees to (a) accept and comply with all applicable terms and conditions, when available, for each AdWords Tool (including the terms and conditions applicable to the AdWords API, which are currently available at http://www.google.com/apis/adwords/terms.html and which are hereby incorporated by reference (“AdWords API Ts and Cs”)), and (b) to use AdWords Tools only for the purposes of fulfilling Reseller’s obligations pursuant to the terms and conditions of the Agreement.

7.3	The Parties acknowledge that:

(a)	an “API unit” (also known as a ‘quota unit’) is the fundamental unit of measurement for usage of the AdWords API; and

(b)	each transaction with the AdWords API has an API unit cost associated with it.

Allocation of AdWords API unit quota shall be decided in accordance with the AdWords API Ts and Cs.

7.4	Reseller acknowledges and agrees that Google may during the Term provide to Reseller services that consist of or include Beta Features. Beta Features are provided “as is” and any use of them shall be solely at Reseller’s own risk. Google reserves the right, in its sole discretion, to include or cease providing Beta Features (or any one of them) as a service or part of any services at any time.

8.	Service levels and agreement management

8.1	Google shall make one contact available by telephone or e-mail to support Reseller in connection with the use of the AdWords Program.

8.2	Google API support. Google agrees to make available to Reseller an English speaking API specialist:

(a)	on an undedicated and as-needed basis,

(b)	during Business Hours on days which are Business Days in the Republic of Ireland only,

to provide e-mail support services to Reseller as reasonably required by Reseller. Such support services will be made available on the same basis as Google makes such services available to comparable third parties in Google’s authorised reseller program.

8.3	Each Party agrees that at least once each Quarter it shall make available appropriate English speaking personnel so that the Parties can together conduct a Quarterly review of key performance parameters, sales force feedback, advertiser issues and resolution, operations practices and last Quarter agreed-on actions and observed impact.

8.4	Reseller shall have sufficient English speaking management and technical resources available to fulfil its obligations under this Agreement.

8.5	Reseller shall as a minimum provide to Qualified Advertisers in each Territory the following levels of customer service:

(a)	Phone support during Business Hours on days which are Business Days in the applicable Territory; and

(b)	Response to e-mail queries within five (5) days which are Business Days in the applicable Territory, with immediate resolution of any issues when possible.

8.6	Reseller shall instruct Qualified Advertisers to contact Reseller directly for support, and not to communicate directly with Google.

8.7	In the event that Google wishes to assess the quality of Reseller’s (and/or Subcontractors’) sales and/or service to Qualified Advertisers, it may do so by contacting Reseller (and/or Subcontractor(s), as applicable) anonymously.

8.8	From time to time Reseller or Google may receive feedback (positive or negative, solicited or unsolicited) from Qualified Advertisers concerning the Retail Product insofar as it relates to AdWords (“Customer Feedback”). During the fourth Quarter of the Term, the Parties shall review:

(a)	Customer Feedback;

(b)	AdWords account performance;

(c)	General experience;

in order to establish (i) a method for measuring customer satisfaction, and (ii) a benchmark for customer satisfaction. If after conferring the Parties cannot agree on (i) or (ii) before the end of the fourth Quarter

Confidential material redacted and filed separately with the Securities and Exchange Commission.

of the Term, the method and benchmark identified by Google shall prevail. The Parties shall apply the method each Quarter (after the first three Quarters) in order to establish whether Reseller has achieved the benchmark, and if Reseller has not reached the benchmark, Reseller shall use best endeavours to improve its customer satisfaction for the following Quarter.

9.	Reporting requirements

9.1	[*****].

9.2	[*****].

9.3	[*****].

10.	Records and audit

10.1	Reseller will keep and maintain complete and accurate books, records and accounts relating to this Agreement and shall conduct such internal audits as are reasonably required to verify continuing full compliance with this Agreement.

10.2	During the Term, and for a period of one year thereafter, upon reasonable prior notice to Reseller (such notice being no more than 30 days), Reseller shall, at the request and cost of Google, give Google or an accountant or auditor(s) appointed by Google (“Auditors”), access during normal business hours to relevant records of Reseller to the extent necessary to verify that:

(a)	Only one AdWords account has been created for each Qualified Advertiser; and/or

(b)	Reseller has not associated with the Designated Sub-MCC the AdWords accounts of any Reseller Group Company; and/or

(c)	Reseller has complied with all applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, with respect to performance of its obligations under this Agreement; and/or

(d)	Reseller has reported correct information in the Reseller Report pursuant to clause 9.2.

10.3	In the event that any audit under clause 10.2 reveals any over or underpayment by Google to Reseller, then a prompt adjustment shall be made, and if any Google overpayment is greater than three (3) percent of the monies shown by the audit to be owed, Reseller will reimburse reasonable Auditor fees for the audit to Google.

10.4	Google shall procure that its Auditor signs a reasonable confidentiality undertaking with Google in which the Auditor undertakes not to disclose any information they receive from Reseller to any third party except Google or a Google Group Company.

10.5	Google will only reimburse travel, entertainment, marketing, or other expenses where under exceptional circumstances Google has offered such reimbursement, and provided always that (a) Reseller has obtained written approvals from Google prior to Reseller’s expenditure, and (b) requests for reimbursement are supported by detailed records.

11.	Brand Features and public announcements

11.1	Google grants to Reseller a non-exclusive, non-sublicensable (other than to Reseller Group Companies appointed as Subcontractors in accordance with this Agreement), non-royalty bearing licence during the Term to display Google Brand Features as provided to Reseller by Google solely for the purpose of fulfilling Reseller’s obligations set out in this Agreement.

11.2	Reseller grants to Google a non-exclusive, non-sublicensable (other than to Google Group Companies), non-royalty bearing, terminable (with notice at any time) licence during the Term to include Reseller’s Brand Features in presentations and marketing materials, including on a web page created by Google that:

(a)	contains the Reseller Brand Features; and

(b)	a link to the Reseller’s home page or relevant page on the Reseller’s website.

11.3	Each Party shall request and obtain the other Party’s written approval before:

(a)	making any public announcements, including any press releases, concerning or related to the existence or terms of this Agreement; and

(b)	releasing to the public any materials containing the other Party’s Brand Feature(s) (including Sales Collateral).

The responding Party shall reply within a reasonable timeframe. Failure to respond shall not be considered an approval.

11.4	Reseller agrees (and shall, without prejudice to the generality of clause 5, procure that each Reseller Group Company appointed as a Subcontractor in accordance with this Agreement) at all times to adhere to:

(a)	Google’s Brand Features use guidelines, and any content referenced or included in them, which may be found at the following URL: http://www.google.com/permissions/guidelines.html (or such other URL that Google may provide from time to time); and

Confidential material redacted and filed separately with the Securities and Exchange Commission.

(b)	Google’s guidelines as set out in Exhibit B concerning use of the Authorised Google AdWords Reseller Logo, or such other amended or replacement guidelines as may be notified by Google to Reseller from time to time; and

(c)	such other guidelines or restrictions provided by Google in writing to Reseller in connection with the use of the Google Brand Features.

11.5	Except for the licences expressly set out in this Agreement, neither Party acquires any right, title or interest in or to the other Party’s Brand Features. All use by Google of Reseller’s Brand Features (including any goodwill associated with that use) shall inure to the benefit of Reseller and all use by Reseller of Google Brand Features (including any goodwill associated with that use) shall inure to the benefit of Google.

12.	Confidentiality

12.1	The recipient of any Confidential Information will not disclose that Confidential Information, except to Group Companies, employees and/or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities: (a) use such Confidential Information only to exercise rights and fulfil obligations under this Agreement, and (b) keep such Confidential Information confidential. The recipient may also disclose Confidential Information when required by law after giving reasonable notice to the discloser, such notice to be sufficient to give the discloser the opportunity to seek confidential treatment, a protective order or similar remedies or relief prior to disclosure.

12.2	All information contained in reports provided by one Party (“Provider”) to the other (“Recipient”) under clause 9 (“Report Information”) shall constitute the Confidential Information of the Provider. Notwithstanding clause 12.1 above, the Recipient may disclose the total number of active Qualified Advertisers and monthly average spend as extracted from the Report Information (“Selected Report Information”) externally so long as the Selected Report Information is aggregated with the relevant data of other AdWords Program resellers or customers such that the Selected Report Information is not provided in a stand-alone manner and the Selected Report Information is not attributable to the Provider.

13.	Term and termination

13.1	This Agreement shall commence on the Effective Date and, save where terminated earlier in accordance with this clause 13, shall expire 36 months after the Effective Date (“Term”).

13.2	Either Party may suspend performance and/or terminate the Agreement with immediate effect, if the other Party:

(a)	is in material breach of the Agreement where the breach is incapable of remedy; or

(b)	is in material breach of the Agreement where the breach is capable of remedy and fails to remedy that breach within thirty (30) days after receiving written notice of such breach; or

(c)	commits a Persistent Breach. For the purposes of this clause, a “Persistent Breach” has been committed if a Party has breached this Agreement three (3) or more times, whether or not the breaches in question are (a) material (when considered in isolation), and/or (b) relate to the same or different obligations and/or (c) are cured.

13.3	Either Party may suspend performance and/or terminate the Agreement immediately if the other Party:

(a)	enters into liquidation whether compulsorily or voluntarily (otherwise than for the purposes of a solvent amalgamation or reconstruction); or

(b)	is insolvent; or

(c)	ceases or threatens to cease to carry on business; or

(d)	compounds or makes any voluntary arrangement with its creditors; or

(e)	is the subject of a notice of appointment of an administrator, or a notice of intention to appoint an administrator or liquidator; or

(f)	is unable to pay its debts as they fall due; or

(g)	has an encumbrancer take possession of or a receiver or administrative receiver appointed over all or any part of its assets; or

(h)	takes or suffers any similar action due to debt; or

(i)	undergoes anything analogous to any of the events referred to in this clause 13.3 under the law of any jurisdiction in which a Party is incorporated or resident or in which it carries on business or has assets.

13.4	Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party breaches clause 12 (Confidentiality).

Confidential material redacted and filed separately with the Securities and Exchange Commission.

13.5	Google right to terminate: Google may terminate the Agreement immediately upon written notice to Reseller if:

(a)	Reseller breaches:

(i)	clause 3 (Performance incentives, billing and payment) or Exhibit D section 2 (Transparency), provided Google has given Reseller 15 days’ notice within which to cure the breach and such breach is not cured; or

(ii)	clause 11 (Brand Features and public announcements);

(b)	Google reasonably determines that in a Territory or Territories it is commercially impractical to continue providing the AdWords Program in the light of applicable laws or regulations;

(c)	Google believes, in good faith, that the Reseller has violated or caused Google to violate any anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, or that such a violation is substantially likely to occur;

(d)	Reseller undergoes a change of Control.

13.6	Where a right of suspension of performance or termination arises under this clause 13 and only affects a particular Territory or Territories, the Party with the right to suspend performance or terminate may choose (in its sole discretion) whether to suspend performance of, or terminate, the Agreement as a whole or only in respect of that Territory or those Territories.

13.7	Either Party may terminate this Agreement (either in whole or only in respect of a particular Territory or Territories) on sixty (60) days’ written notice to the other Party.

14.	Effect of termination

14.1	Upon the expiry or termination of this Agreement:

(a)	all rights and licenses granted by one Party to the other, including either Party’s right to use the others Brand Features and Reseller’s right to call itself “Authorised Google AdWords Reseller”, shall cease immediately; and

(b)	if requested, each Party shall use reasonable endeavours to promptly return to the other Party, or destroy and certify the destruction of, all Confidential Information of the other Party; and

(c)	section 9 of Exhibit C (Parts A-D, as applicable) shall apply.

14.2	The expiry or termination of this Agreement shall not of itself give rise to any claim against Google for indemnification or compensation, whether for loss of income, loss of goodwill or any analogous loss, other than a possible claim for damages if and to the extent that the termination was a breach of contract by Google.

14.3	Expiry or termination of this Agreement, in part or in whole, shall not limit either Party from pursuing other remedies available to it, nor shall Reseller be relieved of its obligation to pay all fees that have accrued or are otherwise owed under the Agreement.

14.4	Termination of this Agreement does not (a) terminate the AdWords Ts and Cs which shall continue to apply as between the Parties with respect to all AdWords accounts which Reseller has created on its own behalf or on behalf of Qualified Advertisers, or (b) prevent Reseller from participating in the AdWords Program pursuant to the general terms and conditions which are made publicly available by Google, from time to time.

15.	Limitation of liability

15.1	Nothing in this Agreement shall exclude or limit either Party’s liability:

(a)	for death or personal injury resulting from the negligence of either party or their servants, agents or employees;

(b)	for fraud or fraudulent misrepresentation;

(c)	under the indemnity in clause 5.5 (Subcontracting, assignment and Channel Partners);

(d)	for any sums expressly and properly due and payable under this Agreement, including any payment due under section 9 of Exhibit C (Parts A-D);

(e)	for misuse of confidential information.

15.2	Subject to clause 15.1, neither Party shall be liable under this Agreement (whether in contract, tort or otherwise) for:

(a)	any special, indirect or consequential losses;

(b)	any losses or liabilities under or in relation to any contract other than this Agreement;

(whether or not such losses were within the contemplation of the Parties at the date of this Agreement) suffered or incurred by the other Party.

15.3	Subject to clauses 15.1 and 15.2, each Party’s total liability under this Agreement (whether in contract, tort or otherwise) is limited to the greater of (a) 125% of the total Performance Bonus paid or payable by Google to Reseller under this Agreement at the moment when the event (or first in a series of connected events) occurred; and (b) [*****] Euros.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

16.	Representations and warranties

16.1	Each Party represents and warrants that:

(a)	it will use any and all information provided by the other Party in a manner that complies with applicable laws;

(b)	the performance of its obligations under this Agreement will not violate any applicable laws or regulations;

(c)	all consents, authorisations and permits required to be obtained by it to perform all of its obligations under or relating to this Agreement have been obtained and are maintained during the Agreement, including in the case of the Reseller authorisation from Qualified Advertisers to enter into agreements for the purchase of advertising inventory including the AdWords Ts and Cs.

16.2	Reseller represents and warrants that it will:

(a)	not engage in deceptive, misleading, illegal and/or unethical practices in connection with the marketing, distribution and use of the AdWords Program;

(b)	make no false or misleading representations with regard to Google and/or the AdWords Program; and

(c)	comply with all applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, which prohibits corrupt offers of anything of value, either directly or indirectly, to a government official to obtain business. “Government officials” include any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties.

16.3	Google does not give any warranty or commitment regarding the levels of impressions, clicks or conversions for any ad or group of ads or the timing of delivery of any impressions, clicks or conversions for any ad displayed on any Google web property (or other web property on which Google displays ads, search results or other content).

16.4	Except as expressly set out in this Agreement, no warranties or conditions or other terms apply to the AdWords Program or anything else supplied by Google under this Agreement. In particular, no implied terms relating to quality, fitness for purpose or conformance with description will apply.

17.	Notices

17.1	All notices of termination or breach must be in English, in writing, addressed to the other Party’s Legal Department and sent:

(a)	In the case of Reseller, to Reseller’s address or fax number identified in Exhibit A;

(b)	In the case of Google, to legal-notices@google.com

or such other address as either Party has notified the other in accordance with this clause. All notices shall be deemed to have been given on receipt as verified by written or automated receipt or electronic log (as applicable).

17.2	Subject to clause 17.1, all notices must be in English, in writing, addressed to the other Party’s primary contact and sent to their then current postal address or email address.

17.3	Where this Agreement refers to agreements or approvals to be in writing, at Google’s sole discretion, this may (where appropriate) include e-mail.

18.	General

18.1	In the event of any conflict or inconsistency between this Agreement (excluding the Exhibits) and any of the Exhibits, the provisions of this Agreement (excluding the Exhibits) shall prevail.

18.2	Except as expressly stated otherwise, nothing in this Agreement shall create or confer any rights or other benefits in favour of any person other than the parties to this Agreement.

18.3	This Agreement is governed by English law and the Parties submit to the exclusive jurisdiction of the English courts in respect of any dispute (contractual or non-contractual) concerning this Agreement. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict or limit Google seeking injunctive or similar relief in any jurisdiction. If this Agreement is translated into any other language, if there is conflict the English text will take precedence.

18.4	Neither Party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by any circumstances beyond its reasonable control.

18.5	Failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of such (or any other) right or remedy.

18.6	The invalidity, illegality or unenforceability of any term (or part of a term) of this Agreement shall not affect the continuation in force of the remainder of the term (if any) and this Agreement.

18.7	Subject to clause 15.1(b), this Agreement sets out all the terms agreed between the Parties in relation to its subject matter and supersedes all previous agreements between the Parties relating to the same. In entering into this Agreement neither Party has relied on any statement, representation or warranty not expressly set out in this Agreement.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

Agreed by the Parties on the dates stated below:

Google Ireland Ltd	Reseller

By: /s/ Olwyn Longmore	By: /s/ John Mazur

Print name: Olwyn Longmore	Print name: John Mazur

Title: Contracts Administrator, Google Ireland Limited	Title: Managing Director – ReachLocal Netherlands B.V.

Date: May 9, 2011	Date: May 7, 2011

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Reseller details

PART A

Reseller:	Reach-Local Netherlands BV

Registered address of Reseller:	c/o Intertrust
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands

Fax number of Reseller:	To be notified to Google once confirmed
Country in which Reseller registered:	Netherlands
Registered number of Reseller:	To be notified to Google once confirmed
VAT number of Reseller:	To be notified to Google once confirmed

PART B – TERRITORIES

1.	As from the Effective Date, the “Territories” shall be:

•	Australia and New Zealand

•	Germany

•	[*****]

•	The United Kingdom

Each shall be a “Territory” under this Agreement.

2.	Subject to section 4 below, Google intends to extend the scope of Reseller’s appointment under this Agreement to cover additional countries, such that Reseller will be eligible to earn a Performance Bonus is respect of those countries. As at the date of this Agreement, the Parties intend those countries and the respective target launch dates to be:

Country	Target Launch Date
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

Based on market conditions and upon mutual agreement of the Parties, the Parties may change the abovementioned countries and the target launch dates. Furthermore, additional legal due diligence may be required in respect of one or more of the abovementioned countries. Upon the execution of an Additional Country Amendment pursuant to section 4 below, the country which is the subject of such Additional Country Amendment shall be deemed a Territory for the purposes of this Agreement and thereby form part of the Territories.

3.	[*****].

4.	Reseller will not be eligible to earn a Performance Bonus in respect of a particular country until: (a) for countries where Google has not previously appointed an Authorised Google AdWords Reseller, the completion of legal due diligence (to Google’s satisfaction) confirming that the arrangements contemplated by this Agreement are lawful in that country; and (b) that country has been formally launched as a Territory through the execution of an amendment to this Agreement (each an “Additional Country Amendment”) which inter alia: (i) confirms the inclusion of the relevant country as a Territory; (ii) confirms the Launch Date for that Territory; (iii) details the Performance Bonus Terms (as defined in Exhibit C); and (iv) sets out any other changes required by applicable local laws.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

“Authorised Google AdWords Reseller Logo”

Guidelines for use of the “Authorised Google AdWords Reseller” logo

•	The logo must be displayed on a white background, with no additional shadows or embellishments.

•	Reseller may use the logo in emails, but all emails must comply with CAN-SPAM and other local market laws regarding emails and email spam.

•	Reseller may use the logo on its business cards, letterhead stationery, resume, website, and marketing materials to indicate that it is a current Authorised Google AdWords Reseller.

•

If Reseller is using the logo on a webpage, there must exist a minimum spacing that is no less than 1/2 the height of the logo between each side of the logo and other graphic or textual elements on the webpage.

Reseller cannot do any of the following:

•	Change the aspect ratio or colours of the logo in any way.

•	Display the logo as the most prominent element on its webpage.

•

Display the logo in any manner that implies a relationship or affiliation with Google or sponsorship or endorsement by Google beyond that of an Authorised Reseller for AdWords. The logo cannot be used in a way that can be reasonably interpreted to suggest editorial content has been authored by or represents the views or opinions of Google or Google personnel.

•	Display the logo on any product, book, or other materials (other than what was specified as acceptable in the guidelines in this Exhibit B).

•

Display the logo on any website that contains or displays adult content, promotes gambling, involves the sale of tobacco or alcohol to persons under 21 years of age, or otherwise violates applicable law or stated Google editorial policies.

•	Display the logo in a manner that is in Google’s sole opinion misleading, defamatory, infringing, libelous, disparaging, obscene, or otherwise objectionable to Google.

•	Display the logo on any website that violates any law or regulation.

•	Frame or mirror any Google page (including the page that appears in response to a click on the Google logo or Google search box).

•	Remove, distort, or alter any element of the logo.

•	Display the logo so it appears larger or more prominent than Reseller’s name, product, or service name, trademark or service mark, logo, or trade or company name.

•	Include the logo in Reseller’s trade or business name, domain name, product or service name, logo, trade dress, design, slogan, or other trademarks.

•	Translate the logo or otherwise localized into any other language. No translated versions of the logo may be used unless provided by Google.

•	Display the logo as a design feature on any of Reseller’s materials.

•	Imitate the logo in any manner in Reseller’s materials.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

Replacements of or amendments to the Authorised Google AdWords Reseller Logo:

•	Google may, in its sole discretion, amend or replace the Authorised Google AdWords Reseller Logo from time to time during the Term (each new or amended version of the same being a “Replacement Logo”).

•

Where Google amends or replaces the Authorised Google AdWords Reseller Logo, Google will notify the Reseller in writing and will provide the Reseller with the Replacement Logo. The Reseller’s use of any Replacement Logo is subject to these guidelines (as updated from time to time by Google) and this Agreement.

•

Once Google has notified the Reseller of a Replacement Logo, the Reseller will implement the Replacement Logo and cease to use the old Authorised Google AdWords Reseller Logo as soon as possible and in any event shall: (a) cease all use of the old version of the Authorised Google AdWords Reseller Logo on its website and on online marketing materials and collateral no later than 30 days after Google’s notification of the Replacement Logo (or such other time as the parties agree, which agreement may be made by email); and (b) cease all other use of the old Authorised Google AdWords Reseller Logo no later than 90 days after Google’s notification of the Replacement Logo.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT C

Performance Bonus

[*****]

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT D

Retail Product

1.	Retail Product characteristics as referred to in clause 2.5 (b): In the event that Reseller charges a separate fee for setting up the AdWords account as part of Retail Product (in this Exhibit D, “Set-up Fee”), Reseller shall levy the Set-up Fee only once per Qualified Advertiser upon the creation of the AdWords campaign. Such Set-up Fee shall be deemed included in the definition of Retail Price for the purpose of performing the [*****] calculation pursuant to Exhibit C.

2.	Transparency. In respect of each Retail Product, Reseller shall make available to each Qualified Advertiser at least the following information relating to the individual Qualified Advertiser which has purchased it: (a) the number of impressions of Qualified Advertiser’s Ads delivered across the Google Network, (b) the number of Clicks delivered for the Qualified Advertiser across the Google Network, and (c) the amount of money spent by Reseller on AdWords Inventory for that Qualified Advertiser. Reseller shall make such information available on at least a monthly basis, and in any event in conjunction with any spend and performance related reports provided by Reseller to the Qualified Advertiser.

3.	Reseller must clearly disclose in writing during the process of reselling AdWords Inventory, on Reseller’s website, in the Sales Collateral and in the invoice from the Reseller to the Qualified Advertiser that the Retail Price includes a management fee over the cost of purchase of AdWords Inventory.

4.	Reseller must distribute to each Qualified Advertiser at least one piece of post-sale co-branded collateral which: describes Reseller’s Authorised Reseller status, differentiates Reseller from other third party providers of AdWords services, and informs Advertiser that it may provide email feedback to Reseller and Google. The exact content and appearance of such collateral shall be discussed and agreed by the parties. In the event of disagreement the wording provided by Google shall be used.

5.	In the event that Reseller wishes to change the Retail Product characteristics set out in section 1, it must: (a) notify Google in writing (including by e-mail), and (b) receive written confirmation (including by e-mail) from Google of Google’s agreement.

6.	To the extent permitted by applicable law, Reseller agrees to consult with Google in good faith with respect to the creation and development of Retail Products under the Agreement and this Exhibit D, and to communicate to Google the characteristics of each Retail Product prior to their commercialisation; provided always that Reseller shall be free to charge Qualified Advertisers whatever final Retail Prices Reseller chooses for the Retail Product in its sole discretion.

Confidential material redacted and filed separately with the Securities and Exchange Commission.